AMENDMENT NO. 1 TO AMENDED AND RESTATED INVESTMENT MANAGEMENT

AGREEMENT

This Amendment No. 1 to the Amended and Restated Investment Management Agreement is made as of September 15, 2022 by and between Homestead Funds, Inc., a Maryland corporation (the "Company"), on behalf of the Short-Term Bond Fund (the "Fund"), and Homestead Advisers Corp., a Virginia corporation (the "Investment Manager").

WHEREAS, the Company, on behalf of the Fund, and the Investment Manager (formerly known as RE Advisers Corporation), entered into the Amended and Restated Investment Management Agreement dated September 15, 2004 (the "Agreement");

WHEREAS, the Company, on behalf of the Fund, and the Investment Manager desire to amend the Agreement to reduce the annualized rate of the investment management fee at certain asset levels effective January 1, 2023, as described in detail below;

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements hereinafter contained, the parties hereby agree as follows:

1.Amendment.

a.Effective January 1, 2023, Section 3.1.1 is hereby deleted in its entirety and replaced as follows:

3.1.1 Rate. The fees with respect to the Fund shall be at the following annualized rates: 0.60% of average daily net assets on the first $500 million, 0.50% of the Fund's average daily net assets on the next $500 million, and 0.40% of the Fund's average daily net assets over $1 billion.

2.Miscellaneous.

a.Except as amended hereby, the Agreement shall remain in full force and effect.

b.This Amendment No. 1 may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the parties have caused this Amendment No. 1 to be signed by their respective officers thereunto duly authorized as of the day and year first above written.

ATTEST:	HOMESTEAD FUNDS, INC.
on behalf of the Short-Term Bond Fund
/s/ Danielle Sieverling	/s/ Mark D. Santero
By: ________________________________	By: ________________________________
Name:Danielle Sieverling	Name: Mark D. Santero
Title: Chief Compliance Officer	Title:President, Chief Executive Officer and Director
ATTEST:	HOMESTEAD ADVISERS CORP.
/s/ Danielle Sieverling	/s/ Mark D. Santero
By: ________________________________	By: ________________________________
Name:Danielle Sieverling	Name:Mark D. Santero
Title: Chief Compliance Officer	Title: President, Chief Executive Officer and Director